Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

OCCF - Q1 2010 Optical Cable Earnings Conference Call

Event Date/Time: Mar 18, 2010 / 09:00AM ET

CORPORATE PARTICIPANTS

Neil Wilkin

Optical Cable Corporation - Chairman, President & CEO

Tracy Smith

Optical Cable Corporation – SVP & CFO

Andrew Siegel

Joele Frank, Wilkinson Brimmer Katcher - IR

PRESENTATION

Operator

Good morning. My name is Brandy and I will be your conference operator today. At this time, I would like to welcome everyone to the Optical Cable Corporation First Quarter 2010 Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session.

(Operator Instructions)

Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you. Good morning, and thank you all, for participating in Optical Cable Corporation’s first quarter of fiscal year 2010 conference call. By this time, everyone should have a copy of the earnings press release. If you don’t have a copy, please visit occfiber.com. On the call today with us is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC.

Before we begin, I’d like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors set forth in detail in the “forward-looking statements” section of yesterday’s press release. These cautionary statements apply to the content of the internet webcast on occfiber.com, as well as today’s call. Now I’d like to turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Andrew, and good morning everyone. Joining me today at OCC’s offices in Roanoke is Tracy Smith, our Senior Vice President and Chief Financial Officer. I would like to begin the call today with a few opening remarks. I will then have Tracy review the first quarter results for the three-month period ended January 31, 2010 in some additional detail. After Tracy’s remarks, we will answer as many of your questions as we can.

I would like to note that during the Q&A session we will—as we normally do—take questions from analysts and institutional investors only. Additionally, however, we answer questions that individual investors may submit, but prior to today’s call. As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we include instructions regarding the submissions in our press release announcing the date and time of the call. And we did that in our most recent press release in anticipation of this call.

OCC reported improved results of operations during the first quarter of fiscal year 2010 when compared to the same period last year. The Company recorded a net loss attributable to OCC of $316,000 [sic], or $0.05 per basic and diluted share, for the first quarter of fiscal year 2010, compared to a net loss of $742,000, or $0.12 per basic and diluted share, for the same period last year.

The improvement in results was attributable to gross profit margin improvements and cost reduction initiatives started last year, partially offset by costs associated with adding the military and harsh environment connectivity products to OCC’s product offering as part of the acquisition of Applied Optical Systems (or AOS) on October 31, 2009.

Excluding the impact of the AOS acquisition, we believe we would have recorded net income before taxes in the first quarter of fiscal year 2010. Additionally, during the first quarter of fiscal year 2010, OCC recorded a loss before income taxes of $364,000 associated with a business in which OCC acquired a controlling interest on August 1, 2008.

The acquisition of AOS added a product set to OCC’s offering that is highly desired by customers in a number of our targeted markets—a product set that we refer to as applied interconnect systems. As we have seen before, after an acquisition there is an expected period of integration growing pains that we go through before we begin to see the benefits to OCC expected from such an acquisition. And we’ve seen that in Q1 2010 with AOS.

We are pleased that we’ve maintained our strong balance sheet in the first quarter while delivering positive earnings before interest, taxes, depreciation and amortization. And while we continue to expect challenging financial conditions through the first half of 2010, we are in an enviable position in our industry. We have taken steps to grow our business organically and through acquisitions, and we now provide the comprehensive suite of products our customers need.

We are confident OCC is well-positioned for future growth and shareholder value creation as the economy improves. And, as we’ve said before, typically our industry tends to be a lagging indicator of how things are going in the economy. So we tend to improve after the economy is already into recovery.

And now I’ll turn the call over to Tracy Smith, our Chief Financial Officer, who will review some specifics regarding our first quarter of fiscal year 2010. Tracy?

Tracy Smith - Optical Cable Corporation - SVP &CFO

Thank you, Neil.

Consolidated net sales for each of the first quarters of fiscal years 2010 and 2009 were $15 million. We experienced an increase in our net sales during the first quarter of fiscal year 2010 in our specialty markets, compared to the same period last year, but this increase was offset by decreases in net sales in our commercial markets.

Net sales to customers located outside of the United States increased 12.2% [sic] in the first quarter of fiscal year 2010 compared to the same period last year, while net sales to customers located in the United States decreased 4.1%. The increase in net sales to customers located outside of the United States is primarily due to the fact that we recognized net sales of approximately $1.4 million as the result of a large international order in the first quarter of fiscal year 2010, that did not occur in the first quarter of fiscal year 2009.

Gross profit increased 14.9% to $5.5 million in the first quarter of fiscal year 2010, compared to $4.8 million for the same period last year. Gross profit margin increased to 36.7% for the first quarter of fiscal year 2010, compared to 32% for the first quarter of fiscal year 2009. The primary reason for the increase is that the gross profit margin percentage associated with the sale of fiber optic cable sales increased to 43.3% for the first quarter of fiscal year 2010, compared to 36.2% for the same period last year due to an increase in net sales related to higher margin products. The increase in our gross profit margin associated with the sale of fiber optic cable sales was partially offset by the decrease in gross profit margin associated with the sales of enterprise connectivity products of 19% compared to 19.8% for the same period last year and the gross profit margin associated with our applied interconnect systems products, resulting from the acquisition of AOS on October 31, 2009, of 19.5% during the first quarter of fiscal year 2010.

SG&A expenses increased to $6 million in the first quarter of fiscal year 2010 from $5.8 million for the same period last year. SG&A expenses as a percentage of net sales were 40.3% in the first quarter of fiscal year 2010, compared to 38.8% in the first quarter of fiscal year 2009. Excluding the acquisition of AOS, our SG&A expenses would have decreased in the first quarter of fiscal year 2010, when compared to the same period last year, as a result of cost reduction initiatives.

We reported a net loss attributable to OCC of $316,000, or $0.05 per basic and diluted share, in the first quarter of fiscal year 2010, compared to a net loss of $742,000 or $0.12 per basic and diluted share, for the first quarter of fiscal year 2009. Contributing to the net loss during the first quarter of fiscal year 2010 were SG&A expenses associated with the acquisition of AOS and pre-tax losses of $364,000 associated with the SG&A expenses of the business in which OCC acquired a controlling interest on August 1, 2008.

Our revolving loan was modified on February 16, 2010 and now provides up to $3 million for our working capital needs. The revolving loan, as modified, expires on May 31, 2010; however, we are engaged in active discussions with our current lender and other financial institutions to replace just our revolving loan or our total Credit Facilities with a revolving loan or new credit facilities with terms we believe will be appropriate for our current financing needs.

And with that, I’ll turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thanks, Tracy. Before we take your questions, I’d like to remind you that our Annual Meeting of Shareholders is scheduled for Tuesday, March 30th in Roanoke, Virginia. Proxy cards and proxy materials were mailed to our shareholders during the first week of March, and proxy materials are also available on our website at www.occfiber.com/proxy.

And now we are happy to answer as many of your questions as we can. Operator, please indicate the instructions for participants to call in their questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

At this time there are no questions. I’ll turn it back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you. Well, I appreciate those that are participating in the call. And usually we have a few questions. Hopefully we will on our next call. One thing that I wanted to add before we go today is that Tracy had mentioned that our bank line is — we’re in the process of looking at new bank lines. We are very confident that we’re going to be able to restore our revolver — based on some commitments we already have and some other banks we’re already talking to — up to the $6 million line. While obviously we can’t guarantee it, that’s fully our expectation, and what we have been looking at. Normally, that revolver is not a line that we use extensively, but we did want to have that $6 million revolver to provide us with cushion in the event that we ever would need that.

So we’re very comfortable and very pleased with what our balance sheet is, and we’re also very comfortable with what our financing resources are going to be after we’ve renewed the line. Our current bank is very interested in continuing to work with us. But we’ve kind of gotten above their legal lending ability. And that was triggered when one of the banks that they had participate on the loan behind the scenes, and that we didn’t really have any involvement with, decided that they really didn’t want to do this sort of participation anymore. So I really don’t think that, from my view, this renegotiation and work that we’re doing in our bank line has any negative, has negative implications on the Company’s business or how the banks are viewing us.”

If there’s still no questions, we’ll go ahead and wrap up. I’ll pause for one moment to see if the operator has any. Okay.

Operator

There are no questions at this time.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Hearing none, I appreciate all of you participating on the call, and all of you that listen to our calls by web after the fact. And we appreciate your support and interest in Optical Cable Corporation. Look forward to talking to you next quarter.

Operator

This concludes Optical Cable Corporation’s first quarter 2010 earnings conference call. You may now disconnect.